Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

ADS-TEC Energy PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered Newly Registered Securities		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Equity	Ordinary Shares underlying Six-Month Warrants	Other(1)	714,285	(2)	$7.00	(1)	$4,999,995.00	$147.60 per $1,000,000	$738.00
Fees to be Paid	Equity	Ordinary Shares underlying One-Year Warrants	Other(3)	625,000	(4)	$8.00	(3)	$5,000,000	$147.60 per $1,000,000	$738.00
	Equity	Ordinary Shares	Other(6)	1,666,667	(5)	$6.66	(6)	$11,100,002	$147.60 per $1,000,000	$1,638.36
	Other	Warrants	Other	1,339,285	(7)	—		—	—	—	(8)
Total Offering Amounts								$21,099,997		$3,114.36
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$3,114.36

*	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(1)	Determined pursuant to Rule 457(g) on the basis of $7.00 per Ordinary Share (as defined in the Registration Statement) – the per share exercise price of the Six-Month Warrants (as defined in the Registration Statement), which is greater than the price of securities of the same class as determined in accordance with Rule 457(c).

(2)	Consists of 714,285 Ordinary Shares issuable to the selling securityholder upon exercise of the Six-Month Warrants issued to the selling securityholder in connection with the 2023 PIPE (as defined in the Registration Statement).

(3)	Determined pursuant to Rule 457(g) on the basis of $8.00 per Ordinary Share – the per share exercise price of the One-Year Warrants (as defined in the Registration Statement, and together with the Six-Month Warrants, the “Warrants”), which is greater than the price of securities of the same class as determined in accordance with Rule 457(c).

(4)	Consists of 625,000 Ordinary Shares issuable to the selling securityholder upon exercise of the One-Year Warrants issued to the selling securityholder in connection with the 2023 PIPE.

(5)	Consists of 1,666,667 Ordinary Shares issued to the selling securityholder in connection with the 2023 PIPE.

(6)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.66 per share, which is the average of the high and low prices of the Ordinary Shares, as reported on the Nasdaq Capital Market as of January 26, 2024.

(7)	Represents the resale of the Warrants.

(8)	In accordance with Rule 457(g), the entire registration fee for the Warrants is allocated to the Ordinary Shares underlying the Warrants, and no separate fee is payable for the Warrants.